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                                                                    EXHIBIT 99.9

                     CONSENT OF J.P. MORGAN SECURITIES INC.

         We hereby consent to (i) the use of our opinion letters, each dated October 7, 2001, to the Board of Directors of TeleCorp PCS, Inc. (the "Company") included in Annex E to the Proxy Statement/Prospectus relating to the proposed merger of the Company and a wholly-owned subsidiary of AT&T Wireless Services, Inc., and (ii) the references to such opinions in such Proxy Statement/Prospectus under the headings "Summary," "The Merger--Background of the Merger," "The Merger--TeleCorp's Reasons for the Merger; Recommendation of the TeleCorp Board" and "The Merger--Opinions of TeleCorp's Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Commission thereunder.


                                            J.P. MORGAN SECURITIES INC.

                                            By: /s/ WILLIAM D. COHAN
                                               -----------------------------
                                            Name: William D. Cohan
                                            Title: Managing Director


November 28, 2001